                               AMENDMENT NO. 1 TO

                                    EXHIBIT A

         THIS EXHIBIT to the Investment Management Agreement dated April 1, 1999 between DELAWARE GROUP ADVISER FUNDS, INC. and DELAWARE MANAGEMENT COMPANY, a
series of Delaware Management Business Trust amended as of the 28th day of June
2002 to add Delaware Diversified Income Fund, lists the Funds for which the
Investment Manager provides investment management services pursuant to this
Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.
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                                                                         Management Fee Schedule
                                                                           (as a percentage of
                                                                         average daily net assets)
Fund Name                           Effective Date                            Annual Rate
---------                           --------------                            -----------
U.S. Growth Fund                    April 1, 1999                      0.65% on first $500 million
                                                                       0.60% on next $500 million
                                                                       0.55% on next $1,500 million
                                                                       0.50% on assets in excess of
                                                                       $2,500 million

Diversified Income Fund             June 28, 2002                      0.55% on first $500 million
                                                                       0.50% on next $500 million
                                                                       0.45% on next $1,500 million
                                                                       0.425% on assets in excess of
                                                                       $2,500 million


DELAWARE MANAGEMENT COMPANY,                                           DELAWARE GROUP EQUITY
a series of Delaware Management Business Trust                         FUNDS III



By:  /s/ William E. Dodge                                              By:  /s/ David K. Downes
    ----------------------------------------                               ---------------------------------------
Name:    William E. Dodge                                              Name:    David K. Downes
Title:   Executive Vice President/Chief                                Title:   President/Chief Executive
         Investment Officer, Equity                                             Officer/Chief Financial Officer



Attest:  /s/ Brian L. Murray, Jr.                                      Attest:  /s/ David P. O'Connor
        ------------------------------------                                   -----------------------------------
Name:    Brian L. Murray, Jr.                                          Name:    David P. O'Connor
Title:   Vice President/Associate General                              Title:   Vice President/Associate
         Counsel/Assistant Secretary                                            General Counsel/Assistant Secretary
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